QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

Carbon Energy Corporation
Announces Sale of Permian Basin Properties

        Carbon Energy Corporation (AMEX: CRB) today announced that it has entered into a Purchase and Sale Agreement to sell the Company's interests in 98 gross wells (24 net wells) and 26,300 gross acres (8,600 net acres) located primarily in Southeast New Mexico. Daily average net production from the properties is approximately 3,270 Mcf of gas per day and 130 barrels of oil per day. The purchase price is $15,750,000 in cash, with an effective date of January 1, 2003. After completion of due diligence by the buyer, the sale is expected to close in the first quarter of 2003.

        In addition, on December 12, 2002, the Company closed on an agreement to sell the Company's interest in two gross (two net wells) and 960 gross acres (421 net acres) located in Southwest New Mexico. The purchase price was $425,000 in cash, with an effective date of September 1, 2002.

        The asset sales represent a complete exit from the region and completes Carbon's program to sell assets acquired through the 1999 purchase of Bonneville Fuels Corporation which do not fit with the Company's focus on the development of its natural gas properties in the Piceance and Uintah Basins and in Central Alberta.

        Carbon expects to use the proceeds from these sales to continue its exploration and development drilling program in the Piceance and the Uintah Basins.

Exploration and Production Operations

        After the sale of the Permian assets, Carbon Energy Corporation (USA)'s exploration and production operations will be comprised of working interests in 149 (130 net) oil and gas wells, of which 133 (127 net) are operated by Carbon, and an interest in approximately 171,000 net acres of oil and gas leases located in Colorado, Utah, and Montana.

        CEC Resources Ltd., the Canadian operating subsidiary of Carbon Energy, owns working interests in 94 oil and natural gas wells located in Alberta and Saskatchewan, of which 51 are operated by CEC. CEC has an interest in approximately 49,000 net acres of oil and gas leases.

        Carbon is involved in the exploration and development of its extensive developed and undeveloped natural gas assets in the Rocky Mountain region of the United States and in Canada, with emphasis on the Piceance and Uintah Basins of Colorado and Utah and the Carbon and Rowley areas of Central Alberta.

  This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect the Company's operations, financial performance and other factors as discussed in the Company's filings with the Securities and Exchange Commission. Among the factors that could cause results to differ materially are those risks discussed in the Company's Form 10-K for the year ended December 31, 2001.

Carbon Energy Corporation		American Stock Exchange: CRB
Contact:	Patrick R. McDonald	Cindy L. Yarbrough
	Chief Executive Officer	Manager, Investor Relations
	303-785-2603	303-785-2631

pmcdonald@carbonenergy.com                cyarbrough@carbonenergy.com
www.carbonenergy.com

QuickLinks

  Exhibit 99.1